Exhibit 99.1

FINANCIAL NEWS

SANMINA REPORTS FOURTH QUARTER AND FISCAL YEAR END RESULTS

San Jose, CA — November 1, 2016.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today reported financial results for the fourth quarter and fiscal year ended October 1, 2016.

Fourth Quarter Fiscal 2016 Summary

•            Revenue of $1.67 billion

•            GAAP operating margin of 3.3 percent

•            GAAP diluted earnings per share of $1.30(1)

•            Non-GAAP(2) operating margin of 4.2 percent

•            Non-GAAP diluted earnings per share of $0.72

Fiscal Year 2016 Summary

•            Revenue of $6.48 billion

•            GAAP diluted earnings per share of $2.38(1)

•            Non-GAAP diluted earnings per share of $2.54

Revenue for the fourth quarter was $1.67 billion, compared to $1.67 billion in the prior quarter and $1.64 billion for the same period of fiscal 2015.  Revenue for fiscal year ended October 1, 2016 was $6.48 billion, compared to $6.37 billion for the fiscal year ended October 3, 2015.

GAAP operating income in the fourth quarter was $55.1 million or 3.3 percent of revenue, compared to $52.7 million or 3.2 percent of revenue for the same period a year ago.  GAAP operating income for fiscal year 2016 was $224.8 million, compared to $203.1 million in fiscal year 2015.  GAAP net income in the fourth quarter was $100.8 million, compared to $315.4 million for the same period a year ago.  GAAP diluted earnings per share for the fourth quarter was $1.30, compared to $3.78 in the same period a year ago.  GAAP net income for fiscal year 2016 was $187.8 million, compared to $377.3 million in fiscal year 2015.  GAAP diluted earnings per share in fiscal year 2016 was $2.38, compared to $4.41 in fiscal year 2015.

Non-GAAP operating income in the fourth quarter was $69.3 million or 4.2 percent of revenue, compared to $61.7 million or 3.8 percent of revenue for the same period a year ago.  Non-GAAP operating income for the full fiscal year was $257.5 million, compared to $245.7 million for fiscal year 2015.  Non-GAAP net income in the fourth quarter was $55.7 million, compared to $47.7 million for the same period a year ago.  Non-GAAP diluted earnings per share for the fourth quarter was $0.72, compared to $0.57 in the same period a year ago.  Non-GAAP net income for fiscal year 2016 was $200.0 million, compared to $189.3 million in fiscal year 2015.  Non-GAAP diluted earnings per share in fiscal year 2016 was $2.54, compared to $2.21 in fiscal year 2015.

Balance Sheet Summary

•            Ending cash and cash equivalents were $398.3 million

•            Cash flow from operations was $103.3 million in Q4, and $390.1 million for FY’16

•            Repurchased 1.1 million common shares for $27.8 million in Q4, and 6.8 million shares for $141.1 million in FY’16

•            Inventory turns were 6.6x

•            Cash cycle days were 42.2 days

“We delivered solid financial results for the fourth quarter.  Operating margin, EPS and cash flow from operations exceeded our expectations in spite of flat revenue,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina Corporation.

“I am pleased with our performance in fiscal 2016.  We delivered margin improvement, EPS expansion and strong cash flow, in a modest growth environment.  We continue to diversify our customer base and win new programs which are evident in our financial results and positions us for the future,” stated Sola.

“As we look to fiscal 2017, we remain focused on market diversification, operational excellence and leading edge technology, which offer a distinct advantage to our customers.  Our strong cash generation provides the flexibility for investments in markets and technologies where we see the greatest opportunity to create value for our customers. We are confident that our focus on servicing customers and operational discipline will continue to strengthen our operating model and drive shareholder value.  We are optimistic that fiscal 2017 will be another solid year,” concluded Sola.

First Quarter Fiscal 2017 Outlook

The following outlook is for the first fiscal quarter ending December 31, 2016.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.675 billion to $1.725 billion

•                  Non-GAAP diluted earnings per share between $0.65 to $0.70

Company Conference Call Information

Sanmina will hold a conference call regarding financial results for the fourth quarter and fiscal year 2016 on Tuesday, November 1, 2016 at 5:00 p.m. ET (2:00 p.m. PT).  The access numbers are: domestic 877-273-6760 and international 706-634-6605. The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina’s website at www.sanmina.com.  A replay of the conference call will be available for 48-hours.  The access numbers are: domestic 855-859-2056 and international 404-537-3406, access code is 5523412.

(1) In the fourth quarters of 2015 and 2016, the Company released valuation allowances attributable to certain U.S. and foreign deferred tax assets. As a result of these releases, fourth quarter and full year 2016 GAAP diluted earnings per share include a tax benefit of $1.24 and $1.22 per share, respectively, and fourth quarter and full year 2015 GAAP diluted earnings per share include a tax benefit of $3.45 and $3.37 per share, respectively.

(2) In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures: operating income, operating margin, net income and diluted earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and other assets, amortization expense and charges associated with distressed customers, litigation settlements, gains and losses on sales of assets and redemptions of debt, discrete tax events and

deferred tax changes to the extent material in the applicable period.   See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation of the non-GAAP results contained in this release to their most directly comparable GAAP measures is included in the financial statements contained in this release.  Sanmina provides its first quarter fiscal 2017 outlook for earnings per share only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of acquisitions, restructuring activities, asset impairments and the incurrence of discrete tax events and deferred tax changes.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, storage, industrial, defense, medical, energy and industries that include embedded computing technologies such as, point of sale devices, casino gaming and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina.com.

Sanmina Safe Harbor Statement

Certain statements contained in this press release, including the Company’s outlook for the first quarter fiscal 2017, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including adverse changes to the key markets we target; credit problems experienced by our customers; competition that could cause us to lose sales; consolidation among our customers and suppliers that could adversely affect our business; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina Contact

Paige Bombino

Vice President, Investor Relations

(408) 964-3610

Press Release Financials	SANMINA
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Condensed Consolidated Balance Sheets

(in thousands)

(GAAP)

	October 1,	October 3,
	2016	2015
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$398,288	$412,253
Accounts receivable, net	973,680	936,952
Inventories	946,239	918,728
Prepaid expenses and other current assets	57,445	55,047
Total current assets	2,375,652	2,322,980

Property, plant and equipment, net	617,524	590,844
Deferred tax assets	514,314	497,605
Other	117,732	81,835
Total assets	$3,625,222	$3,493,264

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,121,135	$1,035,323
Accrued liabilities	124,386	111,416
Accrued payroll and related benefits	127,326	120,402
Short-term debt	28,416	113,416
Total current liabilities	1,401,263	1,380,557

Long-term liabilities:
Long-term debt	434,059	423,949
Other	180,097	168,287
Total long-term liabilities	614,156	592,236

Stockholders’ equity	1,609,803	1,520,471
Total liabilities and stockholders’ equity	$3,625,222	$3,493,264

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

Net sales	$1,665,819	$1,636,578	$6,481,181	$6,374,541
Cost of sales	1,538,548	1,514,893	5,966,899	5,890,685
Gross profit	127,271	121,685	514,282	483,856

Operating expenses:
Selling, general and administrative	61,435	63,111	244,604	239,288
Research and development	8,658	9,116	37,746	33,083
Amortization of intangible assets	918	890	3,446	2,054
Restructuring costs	1,210	1,232	2,701	13,683
Asset impairments	—	1,500	1,000	3,454
Gain on sales of long-lived assets	—	(6,850)	—	(10,807)
Total operating expenses	72,221	68,999	289,497	280,755

Operating income	55,050	52,686	224,785	203,101

Interest income	196	269	680	1,096
Interest expense	(6,270)	(6,360)	(24,911)	(25,011)
Other income (expense), net	2,654	148	4,063	(2,993)
Interest and other, net	(3,420)	(5,943)	(20,168)	(26,908)

Income before income taxes	51,630	46,743	204,617	176,193

Provision for (Benefit from) income taxes	(49,175)	(268,639)	16,779	(201,068)

Net income	$100,805	$315,382	$187,838	$377,261

Basic income per share	$1.37	$3.95	$2.50	$4.61
Diluted income per share	$1.30	$3.78	$2.38	$4.41

Weighted-average shares used in computing per share amounts:
Basic	73,549	79,853	75,094	81,818
Diluted	77,371	83,352	78,787	85,641

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

GAAP Operating Income	$55,050	$52,686	$224,785	$203,101
GAAP operating margin	3.3%	3.2%	3.5%	3.2%
Adjustments
Stock compensation expense (1)	8,948	5,175	26,907	20,653
Amortization of intangible assets	1,820	1,746	7,420	4,440
Reversal of contingent consideration accrual (2)	—	—	(7,558)	—
Distressed customer charges (3)	2,233	6,177	2,233	10,979
Restructuring costs	1,210	1,232	2,701	13,683
Gain on sales of long-lived assets	—	(6,850)	—	(10,598)
Asset impairments	—	1,500	1,000	3,454
Non-GAAP Operating Income	$69,261	$61,666	$257,488	$245,712
Non-GAAP operating margin	4.2%	3.8%	4.0%	3.9%

GAAP Net Income	$100,805	$315,382	$187,838	$377,261

Adjustments:
Operating income adjustments (see above)	14,211	8,980	32,703	42,611
Loss on extinguishment of debt (4)	—	—	—	3,760
Bargain purchase gain (5)	—	—	(1,642)	—
Litigation settlements (6)	(1,023)	—	(1,023)	(273)
Deferred and non-recurring tax adjustments	(58,316)	(276,664)	(17,838)	(234,078)
Non-GAAP Net Income	$55,677	$47,698	$200,038	$189,281

GAAP Net Income Per Share:
Basic	$1.37	$3.95	$2.50	$4.61
Diluted	$1.30	$3.78	$2.38	$4.41

Non-GAAP Net Income Per Share:
Basic	$0.76	$0.60	$2.66	$2.31
Diluted	$0.72	$0.57	$2.54	$2.21

Weighted-average shares used in computing per share amounts:
Basic	73,549	79,853	75,094	81,818
Diluted	77,371	83,352	78,787	85,641

(1)         Stock compensation expense was as follows:

	Three Months Ended		Twelve Months Ended
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

Cost of sales	$2,471	$2,132	$7,350	$6,611
Selling, general and administrative	6,246	2,987	18,903	13,859
Research and development	231	56	654	183
Total	$8,948	$5,175	$26,907	$20,653

(2)         Represents a reduction in an accrual for contingent consideration related to an acquisiton completed in a previous period.

(3)         Relates to inventory and bad debt reserves associated with distressed customers.

(4)         Represents a loss, including write-off of unamortized debt issuance costs, on debt redeemed, repurchased or otherwise extinguished prior to maturity.

(5)         Represents a bargain purchase gain recorded in connection with an acquisition.

(6)         Represents cash received in connection with certain litigation settlements.

Schedule I

The commentary and financial information above includes non-GAAP measures of operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, to the extent material or which we consider to be of a non-operational nature in the applicable period, and as more fully described below.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Infrequent Items, which consist of other infrequent or unusual items (including charges associated with distressed customers, litigation settlements, gains and losses on sales of assets and redemptions of debt, discrete tax events and deferred tax changes), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict or not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.